Exhibit 10.56

PROPERTY MANAGEMENT AGREEMENT

THIS PROPERTY MANAGEMENT AGREEMENT (this “Agreement”) is made and entered into as of February 1, 2007, between TRT Alliance Diehl, LLC a Delaware limited liability company, (hereafter referred to as “Owner”), and HP Office Management EW, LLC, an Illinois limited liability company, (hereinafter referred to as “Property Manager”).

RECITALS:

A.                                    Owner intends to acquire 197,497 square feet of office space in one or more buildings located at 450 – 900 East Diehl Road, Naperville, Illinois and legally described in Exhibit A attached hereto and made a part hereof (the “Premises”).

B.                                    The Property Manager is experienced in the management, operation and maintenance of properties similar to the Premises;

C.                                    In the event Owner acquires title to the Premises on or before February 15, 2007, Owner desires to engage the Property Manager as an independent contractor to manage, operate, and maintain the Premises and to provide certain financial statements and reports to Owner with respect to the Premises and Property Manager desires to accept such engagement, all subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I
APPOINTMENT AND AUTHORITY OF THE PROPERTY MANAGER

1.1                               Term.  Provided Owner acquires the Premises on or before February 15, 2007, Owner hereby retains Property Manager as the exclusive property manager for the Premises commencing the date of acquisition of the Premises by the Owner (the “Commencement Date”) and continuing until January 31, 2008, and thereafter on a month to month basis until terminated by either party on not less than thirty (30) days notice to the other, and Property Manager accepts such appointment, on the terms and conditions hereinafter set forth.  The Property Manager hereby represents to the Owner that it is properly licensed in the State of Illinois to perform all of the services required of it pursuant to this Agreement.

ARTICLE II

THE PROPERTY MANAGER~~’~~S AGREEMENT

2.1                               Duties of Manager.  The Property Manager agrees to manage, maintain and operate the Premises so that the improvements thereon shall be operated and maintained in keeping with building structures of its type and age and the Budget (as defined below), to comply with the Owner’s accounting and other instructions, to utilize the Property Manager’s staff as necessary to manage the Premises in the best interests of the Owner, and in connection therewith:

(a)                                  To enter into, make and perform or supervise the performance of such contracts, agreements, and other undertakings, and to do such other acts, as it deems necessary or advisable for the operation, maintenance and management of the Premises pursuant to the terms of this Agreement.  All such contracts, agreements and undertakings shall be between the Property Manager (as agent) for Owner and the service provider and shall provide that they are terminable upon the earlier of thirty (30) days notice or the closing of a sale of the Premises.  Property Manager will not enter into any contract, agreement or undertaking with any entity affiliated with Property Manager unless such contract, agreement or undertaking is on commercially reasonable terms and the nature of the affiliation has been disclosed in writing to Owner and Owner has approved the contract, agreement or undertaking,;

(b)                                  To select, employ, pay, supervise, direct and discharge all employees used in the operation and maintenance of the Premises, and to deduct from their compensation and keep a record of, all withholding and other taxes, contributions and deductions required by law or contract; to carry Employer’s Liability Insurance in an amount not less than $500,000 per occurrence and Worker’s Compensation Insurance covering such employees in an amount sufficient to provide statutory benefits as required by the laws of the State of Illinois or $500,000, whichever is greater, and to use reasonable care in the selection of such employees.  All persons employed in connection with the operation and maintenance of the Premises shall be employees of the Property Manager or an affiliate of the Property Manager and subject to control by the Property Manager only and any wages, salaries or benefits payable to such employees shall be the responsibility of Property Manager with no right of reimbursement from Owner unless otherwise expressly approved by Owner or unless set forth in the Budget.

(c)                                  To employ or engage such managers, building engineers, accountants, and other persons necessary or appropriate to manage and operate the Premises and to prepare the Reports (as hereinafter defined), consistent with the Budget; all space, services, equipment and software used, or any part thereof, shall be obtained, employed and paid for by the Property Manager, unless set forth in the approved Budget. The attached Exhibit D outlines the approved Budget with respect to salaries and benefits for building managers and engineers.

(d)                                  At Owner’s request and upon express mutual agreement of the parties as to reasonable compensation to Property Manager, as further described in Exibit C, to coordinate, supervise and arrange for the installation of improvements as may be requested by Owner or required by any now or hereafter existing leases of any portion of the Premises (each singly a “Lease” and collectively, the “Leases”) with the tenants thereunder (each singly a “Tenant” and collectively, the “Tenants”) at the inception of each Lease in accordance with plans and specifications approved by the Owner in writing prior to the commencement of such installation; to coordinate, supervise and arrange for the making of ordinary repairs, improvements and alterations and performing other services to the Premises, in accordance with plans and specifications approved by the Owner in writing prior to the commencement of such repairs, improvements and alterations (such installation, making of repairs, improvements and alterations is hereinafter referred to as “Tenant Work”); provided that if Owner and Property Manager have not previously agreed to any additional compensation for Tenant Work and Property Manager desires to do the same, the Property Manager may collect a fee from the Tenant for the supervision of such work,  subject to the Owner’s prior written approval,  which shall not be unreasonably withheld;.and the Property Manager shall hold the Owner harmless from any and all claims which may be advanced by any such Tenant in connection with Tenant Work performed under the Property Manager’s supervision.

(e)                                  Not to perform any Tenant Work unless otherwise agreed between the parties;

(f)                                    Not to employ or otherwise contract with any corporation or other entity in which the Property Manager (or any subsidiary, affiliate, or related corporation) shall have a financial interest for the purpose of performing the Tenant Work unless such contract, is on commercially reasonable terms and the nature of the affiliation has been disclosed in writing to Owner and Owner has approved the contract, which such approval Owner shall not unreasonably withhold;

(g)                                 To maintain current and accurate records reflecting the status of taxes, assessments, and other charges which are or may become a lien upon any of the Premises, the status of mortgage payments and ground lease payments (if any) and the status of insurance premiums and fire and hazard insurance coverage with respect to any of the Premises; if requested by the Owner, to obtain, from time to time, all bills for the payment of such charges (including renewal premiums); and to pay all taxes, assessments and other charges which are or may become a lien upon any of the Premises from funds furnished by Owner and, if requested by the Owner, all insurance premiums, mortgage payments and ground lease payments from funds furnished by Owner, prior to the applicable penalty or termination date, provided that the Property Manager has knowledge of such insurance premiums, mortgages or ground leases;

(h)                                 To handle complaints and requests from Tenants; and to notify the Owner promptly of any significant or repetitive complaint made by Tenants in the Premises, to include all work orders as an attachment to the monthly report and to notify the Owner promptly (together with copies of supporting papers) of any notice of violation of any governmental requirements, any defect in the Premises, any fire or other material damage to the Premises and, in the case of any fire or other material damage within the coverage of any insurance policies thereon, to notify the insurance carrier promptly in accordance with the requirements of the insurance policies and within such time that an insurance adjuster may view the damage before any repairs are started, and to complete customary loss reports in connection with fire or other damage to the Premises;

(i)                                    To notify the Owner promptly of any personal injury or property damage occurring on the Premises known to Property Manager and which gives rise to, or might give rise to, a claim by the Owner, any Tenant or a third party; and to immediately forward to the Owner any summons, subpoena, or other legal document served upon the Property Manager relating to actual or alleged potential liability of the Owner, the Property Manager, or the Premises;

(j)                                    To secure from such Tenants and forward to the Owner any certificates of insurance, and renewals thereof, required to be furnished by the terms of such Leases;

(k)                                To instruct each Tenant to send all rents, revenues and other payments due or to become due under the Leases directly to the Depository Account, (as hereinafter defined) or to such other address as Owner may direct;

(l)                                    To receive and collect rent, revenues and other payments due or to become due to the Owner by all Tenants and licensees in the Premises and all other payments, cash or income of any kind or nature due or to become due to the Owner on account of the Premises which for any reason are not sent by the Tenants to the Depository Account and to deposit the same promptly in the Depository Account, as provided in Section 2.2 hereof, not later than the Business Day (as hereinafter defined) following the receipt thereof.  For the purposes of this Agreement “Business Day” shall mean any day other than (i) a Saturday or Sunday, or (ii) a day on which banks generally are authorized or obligated by law or executive order to be closed in Metropolitan Chicago, Illinois.  In the event state law requires that Tenant security deposits be held in a separate account or if instructed to do so by the Owner or if required by such Tenant’s Lease, such account shall be established by the Property Manager, as approved by the Owner;

(m)                              To disburse funds from the Operating Account (as hereinafter defined) to pay costs and expenses incurred in connection with the Premises, subject to the Budget or otherwise as authorized by the Owner;

(n)                                 To institute with the prior approval of the Owner, in Owner’s name and at Owner’s cost, all legal actions or proceedings for the collection of rent or other income from the Premises, for the enforcement of any obligations of Tenants, licensees or others, or for the ousting or dispossessing of Tenants or other persons therefrom.  The Owner reserves the right to designate counsel and to control litigation of any character affecting or arising out of the leasing or operation of the Premises, the enforcement of rent or other obligations, and the ousting or dispossessing of Tenants or other persons therefrom;

(o)                                  To advise the Owner regarding the need, in the Property Manage’s reasonable opinion, to challenge the real estate taxes for the Premises. The Property Manager shall furnish the Owner with copies of all assessments notices and receipted tax bills;

(p)                                  To notify the Owner immediately of any fire or other casualty, lawsuit or threat thereof involving the Premises as and when Property Manager obtains knowledge thereof, and to notify the Owner of any alleged violations under governmental laws, rules, regulations, ordinances, or like provisions, whether or not relative to the use, repair and maintenance of the Premises; the Property Manager will not bear responsibility for any such violation or noncompliance unless such violation or noncompliance is due to the negligence of the Property Manager or its employees, including the failure of the Property Manager to notify the Owner and to take appropriate action with respect to such violations or noncompliance of which the Property Manager has actual knowledge (to the extent authorized by the approved Budget for such year or as otherwise approved and funded by Owner);

(q)                                  To the extent furnished with funds therefore by Owner, after notice to Owner, to reasonably comply with (i) all laws, ordinances, orders, rules, regulations and requirements of all federal, state, municipal or other governmental authorities, courts, commissions, boards and officers, and (ii) the provisions of any contract which may be applicable to the Premises and the operation or management thereof and of which the Property Manager has received a copy; and

(r)                                  To make application for all consents, permits and approvals required pursuant to applicable zoning laws as approved by the Owner, at Owner’s cost.

Notwithstanding anything herein to the contrary, the Property Manager may not enter into any Lease or amend, modify, waive or vary the terms of any Lease.

2.2                               Bank Accounts.  The Owner has established a depository account (the “Depository Account”) at the bank named on Exhibit B attached hereto and made a part hereof (which bank or any replacement bank named by the Owner is the “Bank”), to which Depository Account all Tenants are to send all rents, revenues and payments due or to become due under the Leases.  The Owner has instructed the Bank to deposit the funds so received into the Deposit Account; the Owner has further instructed the Bank to transfer sufficient funds from the applicable Deposit Account for the Premises to a separate Operating Account for the Premises (the “Operating Account”), as established by the Owner at the Bank, sufficient to cover the disbursements from the Operating Account.  The Owner shall have the right to approve the persons having signing authority with respect to the Operating Accounts; and provided further that any check or withdrawal for an amount of $5,000.00 or more shall require two signatures.

2.3                               Reports.  The Property Manager agrees to render to the Owner, on or before the fifth (5th) day of each month for the preceding month (ending on the 25th day of the preceding month) in a form as reasonably required and detailed in advance from time to time by the Owner, the statements and the other reports listed in Exhibit E attached hereto as to the Premises (the “Reports”).

2.4                               Records.  The Property Manager agrees to maintain, in its offices in Downer’s Grove, Illinois, current and accurate records and accounts of all transactions pertaining to the operation of the Premises and the funds received and disbursed incident thereto, such records and accounts to be maintained on an accrual and cash basis in accordance with generally accepted accounting principles applied on a consistent basis from year to year, using a computerized property management software system approved by the Owner.  Such files, books and records shall at all times be the property of Owner.  After the termination or expiration of this Agreement, the Property Manager shall retain canceled checks as to the Premises (except canceled checks forwarded to the Owner in lieu of receipts), all employment records, and all other records with respect to the management or operation of the Premises as provided in Section 6.2 hereof.

At all times and from time to time during the term of this Agreement and at all times and from time to time during the period following the expiration or termination of this Agreement while the records are to be retained by the Property Manager in accordance with Section 6.2 hereof, the Owner and its duly authorized agents, representatives or employees may, upon reasonable prior notice to the Property Manager, examine, audit and copy (at Owner’s expense), during business hours or at such other times as might be reasonable under applicable circumstances, any and all of the books, records, files or other information of the Property Manager, or held by another for the Property Manager or on its behalf, concerning this Agreement, the Premises or the Owner.

This Section 2.4 shall survive the termination or expiration of this Agreement.

2.5                               Accounting Controls.  The Property Manager shall ensure such control over accounting and financial transactions as is reasonably required to protect the Owner’s assets from loss or diminution due to error or fraudulent activity on the part of the Property Manager’s associates or employees.

2.6                               Proposed Operating Budgets.  Not later than October 1, as to the succeeding calendar year, the Property Manager shall prepare and submit to the Owner, at the addresses set forth in Exhibit B, a proposed operating budget for the promotion, operation, repair and maintenance of the Premises.  It is understood and agreed that, in order to prepare said operating budgets, the Property Manager must have received a budget of leasing expenses from the leasing agent for the Premises and the Owner will cause the leasing agents to provide to the Property Manager a budget of leasing expenses not later than each September 15th, commencing September 15th, 2007, as to the succeeding fiscal year.

2.7                               Approved Budget.  The Owner will consider the proposed budgets and will then consult with the Property Manager in the ensuing period prior to the commencement of the next succeeding calendar year in order to agree on an approved budget (the “Budget”) for the Premises for the next succeeding calendar year.  If by January 1 of each fiscal year, the Owner has not authorized an approved Budget as to the Premises for such year, the Property Manager shall operate and maintain the Premises for which no Budget has been approved pursuant to the Budget for such Premises of the preceding calendar year, except that expenses permitted by the previous year’s Budget for such Premises shall be increased by an additional five percent (5%) of said previous year’s Budget for such Premises for expenses until such approval is obtained.

The Property Manager shall secure the Owner’s prior written approval for any expenditure that would result in an excess of ten percent (10%) over the budgeted amount in any one accounting category of the Budget for the Premises; provided, however, in the event the Property Manager reasonably believes that an expenditure in excess of such permitted amounts is necessary to prevent imminent harm to persons or property or to prevent an imminent threat of suspension of services to the Premises, the Property Manager is authorized to incur and pay such sum on behalf of the Owner, in which case the Property Manager shall notify the Owner with reasonable details within 24 hours after the action was taken.

During each calendar year the Property Manager shall promptly inform the Owner of any major increases in costs and expenses that were not foreseen during the budget preparation period and thus were not reflected in the Budget for the Premises and the Owner shall promptly consider in good faith whether the Budget should be amended by reason thereof.

2.8                               Tenant Relations.  The Property Manager agrees to use the Property Manager’s best efforts to maintain tenant relations and to induce Tenants to renew their Leases for the Premises.  Both parties acknowledge that the Property Manager is not performing brokerage or leasing services pursuant to this Agreement and that the Owner may from time to time engage one or more real estate brokers or leasing agents for this purpose, which may or may not be the Property Manager or an affiliate of the Property Manager, at the sole discretion of the Owner.

ARTICLE III

THE OWNER’S AGREEMENTS

3.1                               Documents and Records.  The Owner shall promptly furnish the Property Manager with all documents and records required to properly manage the Premises, including but not limited to Leases, records of rental payments, loan payment information, and copies of existing service contracts, to the extent in the Owner’s possession.

3.2                               Direct Payments.  The Owner, at its option, and upon notice to the Property Manager, may pay directly all taxes, special assessments, insurance premiums, mortgage payments, ground lease payments and rent for the real property in which the Premises are located.

ARTICLE IV

INSURANCE AND INDEMNITY

4.1                               Insurance Coverage.  The Property Manager shall consult with the Owner and shall recommend to the Owner insurance companies and policies for such insurance coverage as the Owner and the Owner’s lender or lenders may require.  During the term of this Agreement, the Owner will obtain and keep in full force insurance meeting the requirements set forth on Exhibit F attached hereto (or as Owner shall otherwise determine).  Such insurance shall be primary in coverage to any similar insurance maintained by property Manager and shall name Property Manager as an additional insured. The Property Manager, at its sole cost and expense, shall procure and maintain the fidelity bond and the insurance, as described on Exhibit F, in amounts not less than the amounts set forth on Exhibit F.

4.2                               Information.  The Property Manager shall furnish whatever information is reasonably requested by the Owner and in Property Manager’s possession for the purpose of determining the proper levels of insurance coverage.

4.3                               Owner Indemnity.  The Property Manager agrees to use a degree of care that would be exercised by a prudent property manager in the same or similar circumstances in the performance of its duties and obligations hereunder.  The Owner agrees to indemnify, defend, and hold Property Manager harmless from and against any and all loss, damage, or expense, including court costs and reasonable attorneys fees, arising out of, or resulting from the good faith exercise of Property Manager’s judgment, consistent with said standard of care, with respect to such duties and obligations, and the Owner shall have no claim against the Property Manager (a) by reason of any act or omission in such exercise of such judgment relative to the performance of said duties and obligations, provided the Property Manager was not grossly negligent or guilty of willful misconduct and (b) for any loss for which Owner has otherwise been reimbursed by the insurance required under Section 4.1.

4.4                               Property Manager Indemnity.  The Property Manager shall indemnify and save harmless the Owner against and from all liability, suits, claims, demands and costs by or on behalf of any person, firm, or corporation due to or arising out of any gross negligence or willful misconduct on the part of the Property Manager, its employees, or independent contractors, or the Property Manager’s breach of its obligations under this Agreement.

4.5                               Waiver of Claims.  If any applicable insurance policy is not invalidated by such waiver and release, the Owner and the Property Manager hereby waive and release any claim, demand or right, including all rights of subrogation, they and all others under them, including any insurer, might otherwise have to recover from the other party, or their contractors or employees, for damage to or destruction of any of their real or personal property situated on the Premises resulting from the negligence of the other party, or their contractors or employees, to the extent that the Owner or the Property Manager, as the case may be, is compensated by insurance for such damage or destruction.  If necessary, the Owner and the Property Manager shall obtain any necessary waiver from their respective insurers.

ARTICLE V

MANAGEMENT FEES

5.1                               Management Fees.  As management fees for services to be performed by the Property Manager in managing, operating and maintaining the Premises in accordance with the provisions of this Agreement, the Owner agrees to pay to the Property Manager compensation on the basis specified in Exhibit C.

ARTICLE VI

MISCELLANEOUS

6.1                               Termination.  Notwithstanding anything herein to the contrary, this Agreement will terminate as to the Premises upon the earlier of: (i) the date on which title to the Premises ceases, for any reason, including without limitation a sale, a foreclosure or a conveyance in lieu of foreclosure, to be owned by the Owner; (ii) the earliest of (A) thirty (30) days after Property Manager receives written notice of a default in its performance of any of the terms and conditions of this Agreement provided that such default is continuing and remains uncured thirty (30) days after receipt of such written notice, of (B) the date on which Property Manager makes any assignment for the benefit of creditors, commits any act of bankruptcy, or files a petition under any bankruptcy or insolvency law, or (C) sixty (60) days after a petition is filed against Property Manager by another party, provided such petition remains undismissed sixty (60) days after such filing, or (iii) commencing February 1, 2008, thirty (30) days after Owner or Property

Manager receives written notice of termination of this Agreement from the other party hereto without cause.

6.2                               Record Retention.  Upon the expiration or termination of this Agreement for any reason, the parties will cooperate with each other to effect an efficient and smooth transition of responsibility with respect to the management and recordkeeping of the Premises and the Property Manager, as directed by the Owner, either will (i) at the Owner’s expense, immediately deliver all documents, files, books, paper, accounts and computer files and/or software (if such software is owned by the Owner) relating to the Premises that are in the Property Manager’s possession or under the Property Manager’s control (the “Records”) to the control of the Owner, or (ii) at the Owner’s expense, hold the Records for not less than twelve (12) months, provided, however, that (i) if the Property Manager intends to dispose of the Records at any time after twelve (12) months following the expiration or termination of this Agreement, the Property Manager shall first give the Owner written notice of its intent to dispose of the Records and offer to deliver the Records to the Owner; unless the Owner requests that the Property Manager dispose of the Records, by written notice to the Property Manager within thirty (30) days following such notice from the Property Manager, the Property Manager shall deliver the Records to the Owner immediately following the end of such thirty (30) day period; and (ii) at any time while the Property Manager is holding the Records following the expiration or termination of this Agreement, the Property Manager shall deliver the Records to the Owner immediately following written request therefore from the Owner.  The Property Manager may make and maintain copies of such records for its files at the Property Manager’s expense.  At the Owner’s request, the Property Manager shall notify all Tenants of any change in payment instructions and all other parties, including but not limited to tax authorities, of any change in billing address.

6.3                               Authorized Representatives.  Each of the Owner and the Property Manager from time to time shall designate to the other in writing the duly authorized representative or representatives of the designating party (the initial designation being contained in Exhibit B hereto) for the purpose of this Agreement.

6.4                               Notices. Any statement, notice recommendation, request, demand, consent or approval under this Agreement shall be in writing and shall be deemed given by the Owner when signed by such designated person or persons (as to the Owner) and (a) delivered personally to a representative of the Property Manager (b) when mailed by Certified Mail, Return Receipt Requested, postage prepaid, addressed to the Property Manager at the last designated address given to the Owner or (c) by fax with confirmation of receipt, or if directed to the Owner, it shall be deemed given when (a) delivered personally to a duly authorized representative of the Owner, (b) when mailed by Certified Mail, Return Receipt requested, postage prepaid, addressed to the Owner’s designated representative at the last address furnished to the Property Manager or (c) by fax with confirmation of receipt.  Either party may, by written notice, from time to time designate a different address or different individuals as its authorized representative or representatives.

6.5                               Assignment.  This Agreement may not be assigned by either party except upon written consent of the other party and cannot be changed orally, but only by a writing signed by both parties. Notwithstanding the foregoing, Owner may elect to take title to the Premises in the names of one or more different entities. In such event, this Agreement shall be deemed to have been assigned to all of such entities, jointly and severally. At Owner’s request, Property manager to enter into new agreements, on the same terms and conditions as contained herein, with each of such entities.

6.6                               Counterparts.  This Agreement may be executed in counterparts, all of which, when taken together, shall constitute one and the same original.

6.7                               Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to the conflict of law principles of such state.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Property Management Agreement as of the date first above written.

OWNER:

TRT Alliance Diehl, LLC
A Delaware limited liability company

By:	TRT Alliance JV I GP,
a Delaware general partnership

By:	400-900 Diehl Associates, LLC,
a Colorado limited liability company,
its managing general partner

By:	Alliance Real Estate Value Fund III, LLC,
a Delaware limited liability company,
its general partner

By:	AVF Management, LLC,
a Colorado limited liability company,
its managing member

By:	/s/ David E. Ramsay
Its:	Member

PROPERTY MANAGER:

HP Office Management EW, LLC,
an Illinois limited liability company

By:	/s/ Shigeru Mori
Shigeru Mori, Manager

EXHIBIT A

Lots 1, 2 and 3 in Washington Commons Phase I, a Planned Unit Development, being a Subdivision of part of the South ½ of Section 6, Township 38 North, Range 10, East of the Third Principal Meridian, according to the Plat thereof recorded April 3, 1987 as Document R87-46471, in DuPage County, Illinois.

Permanent Real Estate Index Number:  08-06-404-007

Address of Real Estate: 450-550 Diehl Road, Naperville, Illinois 60563

EXHIBIT B

1.	Name of Bank:

TBD

2.	The Owner’s representative and address is:

TRT Alliance Diehl, LLC
c/o Alliance Commercial Partners, LLC
165 South Union Boulevard, Suite 510
Lakewood, CO 80228
Attn: Douglas McCormick
Fax No.: 303-986-7990

3.	The Property Manager’s representative and address is:

HP Office Management EW, LLC
1901 Butterfield Road, Suite 270
Downers Grove, IL 60515
Attention: Mr. Gary Mori
Fax No.: 630-719-5570

4.	Addresses of the Premises:

450 – 900 East Diehl Road
Naperville, Illinois

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EXHIBIT C

COMPENSATION FOR SERVICES

1.                                      Management Fees: As full compensation and reimbursement for performing the management services provided for in the Agreement, the Owner agrees to pay the Property Manager during the term of this Agreement, as management fees, a monthly amount equal to two and one-half percent (2.5%) of the monthly gross rental collections, which shall include base rent, additional rent and every other item referred to in the Leases as “rent”, from the Premises.  Provided it is not in default hereunder, Property Manager may take the Management fee due it hereunder from the Operating Account monthly. Owner agrees to keep the Operating Account sufficiently funded in order for the Property Manager to be able to pay all amounts it is required to pay under this Agreement and to pay itself the management fees and leasing fees due hereunder.

2.                                      Construction Management Fees. In the event Owner requests Property Manager to provide construction management and/or construction administrative services in connection with Tenant Work and building capital expenditures, Owner agrees to pay Property Manager a fee as outlined in the following schedule:

For projects between $10,000 and $200,000, a fee of 3.0% of the total construction cost;

For projects between $201,000 and $300,000, a fee of 2.5% of the total construction cost;

For projects between $301,000 and $500,000, a fee of 2.0% of the total construction cost;

For projects above $500,000, a fee to be negotiated by Owner and Property Manager;

For projects to be performed entirely by tenant, a fee of 1.0% of the total construction cost.

EXHIBIT D

HAMILTON PARTNERS	updated:1/11/07

Salary & Benefit cost for 2007

					1.0%		6%	HEALTH					Reimbursable
		SALARY	FICA	FUTA/SUI	Work Comp	HSA	401K	INS	DENTAL	LIFE	TOTAL	Bidg %	Amount
Washington Commons
Pat Sobleski	MGR	55,654	4,258	436	557	1,000	3,339	12,581	915	84	78,823	71%	56,153
Marka Donovan	ASST	36,222	2,771	436	362						39,791	71%	28,347
TOTAL Washington Commons											116,613		84,500

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Washington Commons & Meridian Lakes

		Budget for year 2007		TOTAL	W.C
		by Engineer		Budget	Budget
		MEEHAN	LUSSEM	2007	2007
	% Allocated to Washington Commons	72.72%	72.72%
	% Allocated to Meridian Lakes	27.28%	27.28%

	3 Full time Engineers
	Salaries	$56,783	$47,124	$103,887	$75,548
	Payroll Taxes	$4,872	4,134	$9,006	$6,549
	Insurance, Benefit Credit	$10,066	$10,066	$20,132	$14,640
	401(k) Fixed and Matching	$3,406	$2,827	$6,233	$4,533
	Sub-Total	$75,107	$64,151	$139,258	$101,270

	Senior Engineer Supervision	$0	$0	$0	$0

	Administration Charge	$896	$896	$1,792	$1,303

	Workers Compensation	$3,229	$2,680	$5,909	$4,294

Overtime	payroll	$3,758	$6,680	$9,438	$6,863
	Flea Tax	$288	$434	$722	$526
	401(k) Fixed and Matching	$224	$340	$564	$410
	Sub-Total	$4,270	$6,454	$10,724	$7,798
	rounding			-2	$1

	Total	$83,602	$74,181	$157,681	$114,666

				650-700 E. DIEHL RO	$39,348
				750-900 E. DIEHL RO	$46,168
				450-500 E. DIEHL RO	$29,130

					$114,666

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EXHIBIT E

LIST OF REPORTS

All books, records, and reports must be in accordance with U.S. GAAP

PROPERTY NAME

Owner’s Monthly Report Transmittal Form

Property Name

For the Month Ended XX/XX/20XX

ITEM	INCLUDED

GAAP (Books on XX/31 basis):
Balance Sheet (Accrual Basis)	X
Summary Income Statement (Accrual Basis)	X
Detail Income Statement (Accrual Basis)	X
Trial Balance (MTD & YTD)	X
General Ledger (Accrual Basis)	X
Bank Reconciliations	X
Accounts Receivable Aging	X
A/R Aging Explanations - Over 90 Days	X
Allowance for Uncollectible Rent Schedule	X
Accounts Payable Aging	X
Security Deposit Report	X
Rent Roll	X
Reconciliation of Rent Roll to Billing	X
Management Fee Calculation	X
Supporting Schedules for all remaining Balance Sheet Accounts	X

BUDGET (Books on 12/31 basis):
Property Overview	X
Balance Sheet (Cash Basis)	X
Summary Income Statement (Cash Basis)	X
Detail Income Statement (Cash Basis)	X
General Ledger (Cash Basis)	X
Variance Analysis	X
Leasing Report	X
Lease Expirations	X

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EXHIBIT F

INSURANCE REQUIREMENTS

1.                                      At the Owner’s expense, the following insurance (unless otherwise directed by the Owner) shall be maintained by the Owner and shall name Property Manager as an additional insured:

(a)                                  an all risk property insurance policy, including flood, earthquake and boiler and machinery coverages in an amount equal to the full replacement cost of the Premises, subject to a full replacement cost endorsement and deductibles no greater than $50,000.00 per occurrence other than for flood or earthquake;

(b)                                  a commercial general liability policy including broad form contractual and non-owned vehicle liability coverages, which policy shall be written on an occurrence and not a claims made basis, containing policy limits and deductibles acceptable to the Owner, but in no event shall coverage be less than $5 million per occurrence and $50 million annual aggregate or be subject to a per occurrence deductible of more than $50,000.00;

(c)                                  coverage for rent loss or business interruption and other usual and customary coverages in amounts designated by the Owner;

(d)                                  if requested by the Owner, environmental liability insurance in amounts and with coverages determined by the Owner; and

(e)                                  Such other insurance, coverages or limits as may be required by the Owner.

The Owner or the Property Manager, as the case may be, who maintains the insurance coverages will provide to the other party a certificate of such insurance coverages (with such changes as are approved by the Owner), which certificate shall indicate that at least thirty (30) days prior written notice shall be given to the Owner and the Property Manager of cancellation or of any material changes in policy terms or coverages.

2.                                      At the Property Manager’s expense:

(a)                                  a fidelity bond containing broad form coverage of all officers, employees and other persons acting in any capacity for the Premises with respect to the Premises or any funds, money documents or papers related thereto, which bond shall protect and insure the Property Manager and the Owner against losses, including theft, embezzlement and fraud; and

(b)                                  an errors and omissions insurance policy to include coverage for all officers, employees or other persons acting in any capacity for the management of and with respect to the Premises or the handling of funds, money, documents and papers relating to the Premises.  Any such errors and omissions policy shall insure and protect the Owner, at a minimum, against losses, including without

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limitation, those arising from errors and omissions and the rendering of or failure to render professional services as a property manager. .

Such bond shall be in the amount of at least $1,000,000.00.  The protection against errors and omissions shall each be in the amount of at least $1 million per occurrence and shall be subject to a deductible of not more than $25,000.00.

The Property Manager shall deliver to the Owner a certificate of such insurance coverages indicating that at least thirty (30) days prior written notice shall be given to the Owner and the Property Manager of cancellation or of any material changes in policy terms or coverages.

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